Exhibit 10.10

July 28, 2006
Mr. Henry R. Silverman
Chairman and Chief Executive Officer
Cendant Corporation
9 West 57th Street, 37th Floor
New York, New York, 10019
Dear Mr. Silverman:
     Reference is made to the Letter Agreement (the “Letter Agreement”), dated as of June 26, 2006, between you and Cendant Corporation (the “Company”). Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Letter Agreement.
     Paragraph 3(b) of the Letter Agreement provides for a lump sum cash payment to be made to you in full satisfaction of the Company’s obligation to make Cash Bonus Payments pursuant to Section 7A of (and Exhibit C to) the First Amendment. The amount of such lump sum payment was incorrectly set forth as $18,700,000. In order to effectuate our mutual intent, you and the Company agree that the amount of such lump sum payment shall be $19,202,794.
     In order to evidence your agreement to the foregoing, please sign and return the enclosed copy of this document, which shall constitute a binding agreement between you and the Company.